Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2017 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 8:00 AM ET Today

NEW YORK, NY – February 9, 2018 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter and year ended December 31, 2017. BGC’s financial results consolidate those of the Company’s publicly traded and majority-owned subsidiary, Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark"). Newmark is a leading commercial real estate advisory firm that completed its initial public offering (“IPO”) on December 19, 2017, and unless otherwise stated, its results are recorded for the purposes of this document as BGC’s “Real Estate Services” segment. Newmark reports its stand-alone results separately today. 1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Revenues	$894.2	$755.8	18.3%	$3,353.4	$2,908.1	15.3%
Income from operations before income taxes under U.S. Generally Accepted Accounting Principles (“GAAP”)	(62.5)	81.0	NMF	232.0	314.2	(26.2)%
GAAP net income for fully diluted shares	(119.8)	67.5	NMF	75.3	283.5	NMF
Pre-tax Adjusted Earnings[3] before noncontrolling interest in subsidiaries and taxes	165.1	149.1	10.7%	613.7	485.0	26.5%
Post-tax Adjusted Earnings to fully diluted shareholders	162.2	128.0	26.7%	544.2	417.6	30.3%
Adjusted EBITDA before allocations to units	129.2	162.2	(20.4)%	703.3	635.6	10.6%
Adjusted EBITDA	128.2	150.6	(14.9)%	652.3	584.1	11.7%

Per Share Results	4Q17	4Q16	Change	FY17	FY16	Change
GAAP net income per fully diluted share	($0.41)	$0.16	NMF	$0.17	$0.65	NMF
Pre-tax Adjusted Earnings per share	0.36	0.34	5.9%	1.35	1.13	19.5%
Post-tax Adjusted Earnings per share	0.35	0.30	16.7%	1.20	0.98	22.4%

Management Comments

“BGC generated strong revenue growth in the fourth quarter and full year 2017 from both Newmark and Financial Services. Newmark’s revenues grew by more than 18 percent year-on-year for the quarter and year, while Financial Services was up by more than 17 percent and 12 percent, respectively”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “I am also pleased to announce that our board declared an 18 cent dividend for the fourth quarter, which is up 12.5 percent year-on-year. At yesterday’s closing stock price, this translates into a 5.4 percent annualized yield”.

Shaun D. Lynn, President of BGC, added: “Brokerage revenues from equities, insurance, and other asset classes improved by more than 87 percent in 2017 mainly due to the additions of Sunrise Brokers and Besso Insurance. Our rates revenues increased by 9 percent in 2017, led by 36 percent growth from our FENICS4 rates business. The strong performance generated by FENICS rates was a result of our continued investment

[1]	Please see section titled “Newmark Results” later in this release.
[2]

See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA before allocations to units”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

[3]	Adjusted Earnings were formerly referred to as Distributable Earnings.
[4]

For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. FENICS includes fees from fully electronic brokerage, as well as data, software, and post-trade services.

in technology and the ongoing conversion of our businesses to more profitable fully electronic trading. As we continue to invest in our business, we expect our revenues and earnings to outperform those of our competitors”.

Mr. Lynn concluded: “A key driver of our long-term profitability is average revenue per broker or salesperson, which is a productivity measure by which we gauge our business. Front office productivity in our Financial Services business improved by 12 percent and 7 percent, respectively, for the quarter and year, and 2017 was the second year in a row in which overall productivity improved. Overall Financial Services revenues continue to show double digit percentage growth for the first 25 trading days of 2018 compared with a year earlier. As we roll out new products and services across our FENICS platform, and as our Financial Services brokers further ramp up productivity, we expect to continue to have strong performance into 2018 going forward”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “Newmark’s annual brokerage revenues were up by 19 percent versus 2016, and this year-on-year growth accelerated to more than 27 percent in the fourth quarter. Our strong performance was driven by Newmark’s average revenue per front-office employee5 improving by 14 percent in 2017. This productivity growth is also why more than 80 percent of Newmark’s revenue growth for the year was organic. As we continue to hire profitably, acquire accretively, and increase revenue per producer, we expect Newmark’s growth to outpace the industry over time”.

Dividend Information

On February 6, 2018, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on March 13, 2018 to Class A and Class B common stockholders of record as of February 27, 2018. The ex-dividend date will be February 26, 2018.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the fourth quarter or full year 2017 with the year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged consolidated pre- and post-tax Adjusted Earnings for the prior periods, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain and year-on-year percentage changes. BGC will include Newmark in its consolidated results until the proposed spin-off. 6

BGC’s financial results have been recast to include the results of Berkeley Point and Lucera for all periods discussed in this document because these transactions7 involved reorganizations of entities under common control. All year-on-year comparisons in this document reflect the recast results. See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

Recognition of Nasdaq Earn-out Payments

Consistent with Newmark’s methodology of recognizing income related to the receipt of Nasdaq8 payments in the third quarter under GAAP, beginning with the first quarter of 2018, BGC will recognize the receipt of

[5]

The Real Estate Services productivity figures are based on revenues from “leasing and other”, “real estate capital markets”, and “gains from mortgage banking activities, net”. The productivity figures exclude both revenues and staff related to “management services, servicing fees and other”. The Financial Services figures above include segment revenues from total brokerage revenues, data, software, and post-trade. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of producers for the period.

[6]	See the section of this document called “Proposed Spin-Off of Newmark”.
[7]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as "Berkeley Point" or "BPF". On November 4, 2016, BGC acquired the 80 percent of the LFI Holdings, LLC (“Lucera”) not already owned by the Company.

[8]

On June 28, 2013, BGC sold eSpeed to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of these Nasdaq shares discussed in this document are based on the closing price as of February 8, 2018.

Nasdaq earn-out payments when earned in the third quarter for Adjusted Earnings instead of pro-rating over the following four quarters in its consolidated results. This GAAP methodology will lead to earlier recognition of the Nasdaq income. BGC’s consolidated results for Adjusted Earnings will be recast to incorporate this change in Nasdaq earn-out methodology from 2017 onward in the Company’s next financial press release.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. A complete reconciliation under the new Nasdaq earn-out methodology from the first quarter of 2016 onward is available for download as part of these Excel tables. Those viewing BGC’s financial results release on this website should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

With effect from the third quarter of 2017, the Nasdaq payment was recorded as part of other income in Real Estate Services. This led to a smaller increase in GAAP income from operations before taxes and the year-on-year decline in pre-tax Adjusted Earnings for Financial Services in the fourth quarter of 2017.9 Excluding the Nasdaq payment for the prior year period, pre-tax Adjusted Earnings would have been up by 9 percent for Financial Services. The change in presentation related to the Nasdaq payment contributed to equivalent increases in Real Estate Services’ pre-tax GAAP and Adjusted Earnings.

[9]

In the fourth quarter and full year 2017, GAAP income from operations before taxes for the Financial Services segment included $(1.1) million and $19.7 million, respectively, related to the Nasdaq payment and/or associated mark-to-market movements and/or hedging as part of other income (losses), net. In the fourth quarter and full year 2016, GAAP income from operations before taxes for the Financial Services segment included $(0.8) million and $78.7 million, respectively, for the Nasdaq payment and/or associated mark-to-market movements and/or hedging as part of other income (losses), net. In the fourth quarter and full year 2017, pre-tax Adjusted Earnings for Financial Services included $3.1 million and $49.2 million, respectively, related to the Nasdaq payment and/or associated mark-to-market movements and/or hedging as part of other income (losses), net. In the fourth quarter and full year 2016, pre-tax Adjusted Earnings for Financial Services included $17.2 million and $79.6 million, respectively, related to the Nasdaq payment and/or associated mark-to-market movements and/or hedging as part of other income (losses), net.

Financial Services Results (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Rates revenues	$118.6	$116.1	2.2%	$510.9	$468.8	9.0%
Credit revenues	65.8	62.3	5.7%	284.6	291.8	(2.5)%
Foreign exchange revenues	80.8	70.8	14.1%	324.4	303.3	6.9%
Energy and commodities revenues	54.2	54.1	0.1%	204.0	222.9	(8.5)%
Equities, insurance, and other asset classes revenues	86.7	42.0	106.7%	327.4	175.0	87.1%
Total brokerage revenues	406.1	345.3	17.6%	1,651.2	1,461.7	13.0%
Data, software, and post-trade revenues, net of inter-company eliminations	14.4	12.9	11.0%	54.6	54.3	0.5%
Interest, fees from related parties, and other revenues	1.2	1.1	14.7%	6.0	7.2	(16.0)%
Total revenues	421.7	359.3	17.4%	1,711.8	1,523.2	12.4%

GAAP income from operations before taxes	66.2	63.7	3.9%	333.3	326.5	2.1%
GAAP income from operations before taxes as a percent of revenues	15.7%	17.7%		19.5%	21.4%

Pre-tax Adjusted Earnings (excluding Nasdaq payment in both periods)	77.0	71.0	8.5%	355.6	291.8	21.8%
Pre-tax Adjusted Earnings as a percent of revenues (excluding Nasdaq payment in both periods)	18.3%	19.7%		20.8%	19.2%

Pre-tax Adjusted Earnings (as reported)	77.0	87.7	(12.2)%	389.1	351.8	10.6%
Pre-tax Adjusted Earnings as a percent of revenues (as reported)	18.3%	24.4%		22.7%	23.1%

In the following table, results for FENICS are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation. All else being equal, as higher-margin fully electronic revenues become a larger portion of the segment’s results, the Company expects overall profitability to continue to improve.

FENICS Results in Financial Services (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Total fully electronic brokerage revenues	$37.9	$35.0	8.3%	$168.3	$154.3	9.1%
Data, software, and post-trade revenues	14.4	12.9	11.0%	54.6	54.3	0.5%
Data, software, and post-trade revenues (inter-company)	13.5	12.3	9.8%	54.0	52.0	3.9%
Total FENICS revenues	65.8	60.2	9.2%	276.9	260.6	6.2%

FENICS GAAP income from operations before taxes	25.0	22.5	11.0%	110.1	102.0	7.9%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	38.0%	37.4%		39.8%	39.1%

FENICS pre-tax Adjusted Earnings	26.4	24.1	9.6%	116.1	109.2	6.3%
FENICS pre-tax Adjusted Earnings as a percent of fully electronic revenues	40.1%	40.0%		41.9%	41.9%

Newmark Group, Inc. Stand-alone Results

Revenues for Newmark as a stand-alone company increased by 18.3 percent to $1,596.5 million and by 18.8 percent to $460.6 million for the full year 2017 and the fourth quarter of 2017, respectively, both when compared to the prior year periods. GAAP income from operations before taxes improved by 18.3 percent to $202.6 million for the full year 2017 and declined by 84.3 percent year-on-year to $8.5 million in the fourth quarter of 2017. For the full year 2017, pre-tax Adjusted Earnings increased by 74.3 percent to $322.8 million. Pre-tax Adjusted Earnings grew by 23.2 percent year-on-year to $85.2 million in the fourth quarter of 2017.

Newmark’s financial results under GAAP in the fourth quarter were negatively impacted by one-time charges related to the IPO and changes in tax law as a result of the 2017 U.S. Tax Cuts and Jobs Act passed on December 22, 2017, and certain other charges. In addition, industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability and strongest in the fourth calendar quarter. Further details regarding Newmark’s results are contained in its financial results press release, which was released separately today. Newmark will also host a conference call today at 8:45 a.m. ET to discuss its results.  Details regarding this information can be found at http://ir.ngkf.com and http://ir.bgcpartners.com.

Newmark’s financial results include the Nasdaq earn-out in full year 2017 but not in 2016. For its consolidated results, BGC classifies certain Newmark stand-alone expenses as Corporate Items, and for the periods discussed herein, pro-rates for Adjusted Earnings the income related to Nasdaq earn-out. BGC calculates certain revenue items slightly differently than Newmark. Newmark’s stand-alone revenues and pre-tax earnings will therefore differ in certain respects from those recorded in BGC’s Real Estate Services segment, which are shown later in this document in the “Segment Disclosure” tables. In addition, tables showing the reconciliation of the Company’s Real Estate Services as a segment to Newmark’s stand-alone revenues and pre-tax earnings can be found later in this release.10 As previously mentioned, BGC’s results for Adjusted Earnings will be recast to be consistent with Newmark with respect to the Nasdaq earn-out methodology from 2017 onward in the consolidated Company’s next financial press release.

Consolidated Expenses11

Consolidated Expenses (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Compensation and employee benefits under GAAP	$578.1	$426.5	35.5%	2,016.2	1,733.2	16.3%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	124.8	60.3	107.0%	286.6	192.9	48.6%
Non-compensation expenses under GAAP	256.1	188.1	36.2%	923.2	775.6	19.0%
Total expenses under GAAP	958.9	674.8	42.1%	3,226.1	2,701.7	19.4%

Compensation and employee benefits for Adjusted Earnings	512.6	423.1	21.2%	1,925.2	1,704.6	12.9%
Non-compensation expenses for Adjusted Earnings	217.7	169.1	28.7%	790.9	685.0	15.5%
Total expenses for Adjusted Earnings	730.2	592.2	23.3%	2,716.1	2,389.6	13.7%

Fourth quarter and full year expenses for GAAP increased due to an increase in non-cash and non-dilutive net charges for grants of exchangeability. These charges related to the Company’s long-term efforts to retain executives and partners across both Financial Services and Real Estate Services.  As a result, the Company extended and/or modified the contracts of certain brokers, salespeople, and other key personnel in both segments. The Company’s expenses also reflect the impact of higher revenues on variable compensation, recent acquisitions, and hires, as well as costs associated with the Berkeley Point acquisition and Newmark IPO.

Taxes and Noncontrolling Interest

As a result of the 2017 U.S. Tax Cuts and Jobs Act passed on December 22, 2017, the GAAP provision for income taxes included a one-time charge of approximately $120.9 million to reflect the re-measurement of BGC’s deferred tax assets and liabilities and the recognition of an estimated tax liability for the mandatory deemed repatriation of BGC’s foreign sourced net earnings.

[10]

Please see “Reconciliation of BGC Real Estate Segment Revenues to Newmark Group, Inc. Stand-Alone Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-Alone for Pre-Tax Adjusted Earnings” tables later in this release.

[11]

In the fourth quarter of 2017, this included $123.7 million in grants of exchangeability and $1.0 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $48.7 million and $11.6 million, respectively. For full year 2017, this included $235.6 million in grants of exchangeability and $51.0 million in allocation of net income to limited partnership units and FPUs. In 2016, these figures were $141.4 million and $51.5 million, respectively.

The provision for income taxes under Adjusted Earnings decreased in the quarter and the year primarily due to the aforementioned increase in grants of exchangeability. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Taxes and Noncontrolling Interest (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
GAAP provision for income taxes	$95.2	$14.6	NMF	$150.3	$60.3	149.1%
Provision for income taxes for Adjusted Earnings	(0.2)	19.9	NMF	64.9	65.8	(1.4)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	(37.9)	21.9	NMF	30.3	68.8	NMF
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	3.1	1.2	166.5%	4.5	1.6	181.2%

Consolidated Share Count

Consolidated Share Count (USD millions)	4Q17	4Q16	Change	FY17	FY16	Change
Fully diluted weighted-average share count under GAAP	290.9	433.4	(32.9)%	454.3	433.2	4.9%
Fully diluted weighted-average share count for Adjusted Earnings	462.9	433.4	6.8%	454.3	433.2	4.9%
Fully diluted spot share count under GAAP and Adjusted Earnings	467.4	434.2	7.7%	467.4	434.2	7.7%

The GAAP weighted average share count excluded certain share equivalents in order to avoid anti-dilution in the fourth quarter.

Select Balance Sheet Data12

Select Balance Sheet Data (USD millions except per share data)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$634.3	$535.6
Liquidity	$673.2	$790.4
Long-term debt and collateralized borrowings	1,650.5	$965.8
Book value per share	$2.17	$4.23
Total capital	$1,186.2	$1,686.1

“Long-term debt and collateralized borrowings” increased and “total capital” decreased primarily due to the acquisition of Berkeley Point for $875 million, the investment of $100 million in cash for approximately 27 percent of the capital in a commercial real estate-related finance company, and the Newmark IPO. Because the Berkeley Point acquisition involved entities under common control, the Company did not record goodwill or intangible assets that it would have otherwise, which had the effect of lowering capital by approximately $274 million.

In connection with these aforementioned transactions, BGC entered into a $400 million two-year unsecured senior revolving credit facility and a $575 million unsecured senior term loan maturing on the second anniversary of the Berkeley Point acquisition closing date. In connection with the separation and IPO, Newmark assumed these loans from BGC plus accrued and unpaid interest thereon. The proceeds of the Newmark IPO repaid $304.3 million of the term loan.

In addition to the above, the change in BGC’s cash and liquidity since year-end 2016 was impacted by cash paid with respect to various other acquisitions; the previously described redemption and/or repurchase of shares and/or units; and ordinary movements in working capital. The Company also continued to invest in new revenue-generating hires.

[12]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

The Company’s balance sheet does not yet reflect the anticipated receipt of approximately $746 million worth of additional Nasdaq stock over time, because these payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.0 billion in 2017.

Impact of ASC 606 on Newmark’s Future Results

From 2014 through 2016, the Financial Accounting Standards Board (“FASB”) issued several accounting standard updates, which together comprise Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). Beginning in the first quarter of 2018, the Company will record its financial results to conform to ASC 606. The Company has elected to adopt the guidance using the modified retrospective approach, under which the Company will apply the new standard only to new contracts initiated on or after January 1, 2018 and record the transition adjustments in its retained earnings.

Under this approach, Newmark will not record revenues or earnings related to “Leasing and other commissions” with respect to cash received for contingent revenue as of December 31, 2017, in relation to contracts signed prior to January 1, 2018, for which services have already been completed. Instead, the Company will record this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding increase of approximately $24 million to retained earnings as part of “Total stockholders’ equity”. Over time, the Company expects to receive $24 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, is no longer expected to be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

The adoption of ASC 606 is also expected to impact the Company’s recognition of revenue from its outsourcing businesses, which are recorded as part of “Management services, servicing fees, and other.” Implementation of the updated principal versus agent considerations under ASC 606 is expected to increase the proportion of reimbursable expenses related to the Company’s outsourcing activities accounted for as revenue on a gross basis. This will result in an increase in revenue and a corresponding increase in cost of revenue, with no impact on earnings for periods from January 1, 2018 onward. For full year 2018, this is expected to increase Newmark’s revenues by approximately $100 million, all else equal, with a corresponding increase in costs attributable to these revenues. Because BGC’s financial results consolidate those of Newmark, the consolidated Company’s revenues are expected to increase by a similar amount.

Consolidated Outlook for the First Quarter of 2018 Compared with the First Quarter of 2017

*	BGC anticipates first quarter 2018 consolidated revenues of between $870 million and $920 million, or 11 to 17 percent higher compared to $783 million for the first quarter of 2017.
*

BGC expects consolidated pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $140 million and $160 million, or 18 to 34 percent higher compared to $119 million in the year ago period, which excludes the Nasdaq earn-out.[13]

*

BGC anticipates its consolidated Adjusted Earnings tax rate to be in the range of approximately 10 percent and 11 percent for the first quarter of 2018, compared with 14 percent for the first quarter of 2017.

*	BGC expects Newmark Group, Inc.’s stand-alone tax rate to be in the range of approximately 12 percent and 14 percent.

[13]

Under the previous methodology, BGC’s pre-tax Adjusted Earnings included an additional $19.5 million related to the Nasdaq earn-out and mark-to-market movements and/or hedging associated with previously earned Nasdaq shares and $2.4 million related to mark to market movements and/or hedging related to shares of Intercontinental Exchange, Inc. (“ICE”) received in relation to the Trayport transaction. The new methodology assumes that the treatment of the Nasdaq earn-out and related mark-to-market movements under Adjusted Earnings is consistent with GAAP. The recast of BGC’s consolidated results under Adjusted Earnings to incorporate the change in the Nasdaq earn-out methodology will include $4.6 million in related mark-to-market movements and $1.4 million in mark to market movements related to ICE shares in the first quarter of 2017.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “Adjusted EBITDA before allocation to units,” “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Adjusted Earnings and GAAP

In the fourth quarters of 2017 and 2016, gains of $2.2 million and $1.0 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings. For the full years 2017 and 2016, these amounts were gains of $6.2 million and $3.5 million, respectively.

Items related to the Nasdaq payment are pro-rated over four quarters as “Other income” for Adjusted Earnings, but recognized as incurred under GAAP.  Realized and unrealized mark to market movements and/or hedging related to shares of Intercontinental Exchange, Inc. (“ICE”) received in relation to the Trayport transaction are treated in a similar manner.

Under GAAP, gains (losses) of $(1.8) million and $(0.8) million related to mark-to-market movements on our hedging of Nasdaq shares were recognized as part of “Other income (losses), net”, in the fourth quarters of 2017 and 2016, respectively. For the full years 2017 and 2016, GAAP amounts related to the Nasdaq payment and associated mark-to-market movements and/or hedging recognized were $96.1 million and $78.7 million, respectively. In the fourth quarters of 2017 and 2016, BGC recorded other income for Adjusted Earnings related to the Nasdaq payment and associated mark-to-market movements and/or hedging of $22.1 million and $17.2 million, respectively. For the full years 2017 and 2016, these amounts for Adjusted Earnings were $87.5 million and $79.6 million, respectively.

In the fourth quarters of 2017 and 2016, gains (losses) of $0.4 million and $2.0 million, respectively, related to the net realized and unrealized gain on the ICE shares were included in GAAP “Other income (losses), net”. These amounts were $4.0 million and $6.8 million, respectively, for the full years 2017 and 2016. For Adjusted Earnings, net gains (losses) of $0.3 million and $1.6 million related to the ICE shares were recorded in the fourth quarters of 2017 and 2016, respectively as “Other income”. The corresponding adjusted items were $6.7 million and $14.3 million, respectively, for the full years 2017 and 2016.

For the full year 2016, a gain of $18.3 million related to an adjustment of future earn-out payments that will no longer be required and a $7.1 million gain related to the sale of a non-core Financial Services asset were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings. There were no similar items in the current year period.

Adjusted Earnings calculations for the fourth quarters of 2017 and 2016 also excluded additional net gains (losses) of $(0.9) million and $(2.3) million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. The corresponding adjusted items were $(4.8) million and $(3.7) million, respectively, for the full years 2017 and 2016.

Impact of OMSRs and MSRs for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the fourth quarter of 2017 includes a $3.3 million non-cash gain attributable to originated mortgage servicing rights (“OMSRs”) net of amortization of mortgage servicing rights (“MSRs”). In the year earlier period, the gain attributable to OMSRs net of amortization of MSRs was $23.6 million. For the full years 2017 and 2016, the gain attributable to OMSRs net of amortization of MSRs was $48.5 million and $66.2 million, respectively.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the fourth quarter of 2017 and full year 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to the $123.7 million and $235.6 million, respectively, in grants of exchangeability; $1.0 million and $51.0 million, respectively, in allocation of net income to limited partnership units and FPUs; charges related to additional reserves on employee loans of $23.3 million and $42.9 million respectively; and charges related to equity awards of $40.3 million, respectively.

In the fourth quarter of 2016 and full year 2016, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $48.7 million and $141.4 million, respectively, in grants of exchangeability; $11.6 million and $51.5 million, respectively, in allocation of net income to limited partnership units and FPUs; and charges related to additional reserves on employee loans of $0.8 million and $16.2 million, respectively.

In the fourth quarter of 2017 and full year 2017, $1.9 million and $7.9 million, respectively, in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax Adjusted Earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the fourth quarter of 2016 and full year 2016, the corresponding amounts were $2.6 million and $12.5 million, respectively.

Differences between Certain Non-compensation Expenses for Adjusted Earnings and GAAP

The difference between non-compensation expenses in the fourth quarter of 2017 and 2016 as calculated for GAAP and Adjusted Earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $8.0 million and $5.1 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $6.3 million and $2.2 million, respectively, of acquisition related costs; $3.0 million and $0.6 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $1.1 million and a net gain $1.2 million, respectively.

For the full years 2017 and 2016, additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net” included $31.0 million and $20.1 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $10.3 million and $7.2 million, respectively, of acquisition related costs; $6.3 million related to the write-down of the Grubb & Ellis Company tradename in full year 2017; $5.1 million and $4.4 million, respectively, of other non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $7.1 million and a net gain $0.7 million, respectively.

Differences between Taxes for Adjusted Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $95.2 million and $14.6 million for the fourth quarters of 2017 and 2016, respectively, and $150.3 million and $60.3 million for the full years 2017 and 2016, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards.

The non-GAAP provision for income taxes was adjusted by $(95.4) million and $5.3 million for the fourth quarters of 2017 and 2016, respectively, and by $(85.4) million and $5.5 million for the full years 2017 and 2016, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $(0.2) million and $19.9 million for the fourth quarters of 2017 and 2016, respectively, and $64.9 million and

$65.8 million for the full years 2017 and 2016, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 8:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	2/9/2018 at 8:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	447-8318

REPLAY:
Available From – To:	2/9/2018 11:00 a.m. ET – 2/16/2018 11:00 a.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	447-8318#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser's address bar).

Investors and analysts should note that today’s conference call is expected to focus on the consolidated Company and BGC’s Financial Services segment rather than on Newmark. Since BGC consolidates Newmark’s results as its Real Estate Services segment, Newmark’s separate financial results earnings release, conference call (scheduled for 8:45 a.m. ET), and related materials may be of interest to BGC’s investors. Details regarding this information can be found at http://ir.ngkf.com .

Adjusted Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted

Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions; and
*

Non-cash charges relating to grants of exchangeability to limited partnership units that reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP.

Virtually all of BGC’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of the Company’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units and grant exchangeability to unit holders to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in BGC’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. BGC includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of BGC. BGC’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing performance of BGC.

Recognition of Nasdaq Earn-out Payments

Consistent with Newmark’s methodology of recognizing income related to the receipt of Nasdaq earn-out payments in the third quarter under GAAP, beginning with the first quarter of 2018, BGC will recognize the receipt of Nasdaq earn-out payments when earned in the third quarter for Adjusted Earnings instead of pro-rating over four quarters. This GAAP methodology will lead to earlier recognition of the Nasdaq income under Adjusted Earnings.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, BGC also intends to report post-tax Adjusted Earnings on a consolidated basis. The Company defines post-tax Adjusted Earnings as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and Adjusted Earnings attributable to noncontrolling interest in subsidiaries.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; certain charges related to tax goodwill amortization; and deductions with respect to charitable contributions. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Adjusted Earnings Attributable to Noncontrolling Interest in Subsidiaries

Adjusted Earnings attributable to noncontrolling interest in subsidiaries is calculated based on the relevant noncontrolling interest existing on the balance sheet date. Following the Newmark IPO, noncontrolling interests exist for Newmark Group, Inc., and on the issuance of additional standalone units for BGC Holdings L.P. and Newmark Holdings L.P., because relevant units/shares may have different economic entitlements to common stock of BGC Partners, Inc.

Calculations of Pre-Tax and Post-Tax Adjusted Earnings per Common Share

BGC’s Adjusted Earnings per common share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per common share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of post-tax Adjusted Earnings per common share.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its board of directors.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

Adjusted EBITDA and Adjusted EBITDA Before Allocations to Units Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Non-cash charges relating to grants of exchangeability to limited partnership interests;
*	Non-cash charges related to issuance of restricted shares;
*	Non-cash earnings or losses related to BGC’s equity investments; and
*	Net non-cash GAAP gains related to OMSR gains and MSR amortization.

The Company also discloses “Adjusted EBITDA before allocations to units”, which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing BGC’s results on a fully diluted share basis with respect to Adjusted EBITDA.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures are may not be comparable to similarly titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be a measure of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of these non-GAAP measures to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of BGC’s most recent quarterly financial results press release titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Proposed Spin-Off of Newmark

BGC currently expects to pursue a distribution (or “spin-off”) to its common stockholders of all the Class A shares and Class B shares of Newmark common stock that it then owns in a manner intended to qualify as generally tax-free for U.S. federal income tax purposes. The Newmark common shares owned by BGC are subject to a 180-day “lock-up” restriction contained in the underwriting agreement for the Newmark IPO. The distribution is subject to a number of conditions, and BGC may determine not to proceed with the distribution if the BGC board of directors determines, in its sole discretion, that the distribution is not in the best interest of the Company and its stockholders. Accordingly, the distribution may not occur on any expected timeframe, or at all. Please see the section on “Certain Relationships and Related-Party Transactions—Separation and Distribution Agreement—The Distribution” in Newmark’s final prospectus.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC offers Real Estate Services through its publicly traded subsidiary Newmark Group, Inc. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. BGC’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, Lucera, and FENICS Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

About Newmark Group, Inc.

Newmark is a full-service commercial real estate services business that offers a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Newmark’s investor/owner services and products include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting and, under other trademarks and names like Berkeley Point and NKF Capital Markets, government sponsored enterprise lending, loan servicing, debt and structured finance and loan sales. Newmark’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio. Newmark has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: NMRK).

Note Regarding the Intellectual Property of BGC and Newmark

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, ColleX, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., Berkeley Point and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners and Newmark

Statements in this document and in the financial results press release for the quarter ended December 31, 2017 regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$634,333	$535,613
Cash segregated under regulatory requirements	162,457	57,822
Reverse repurchase agreements	-	54,659
Securities owned	33,007	35,357
Marketable securities	208,176	164,820
Loans held for sale, at fair value	362,635	1,071,836
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	772,820	517,481
Mortgage servicing rights, net	392,626	339,816
Accrued commissions and other receivables, net	620,039	385,810
Loans, forgivable loans and other receivables from employees and partners, net	335,734	269,773
Fixed assets, net	189,347	167,239
Investments	141,788	33,439
Goodwill	945,582	863,881
Other intangible assets, net	311,021	253,163
Receivables from related parties	3,739	6,956
Other assets	343,826	289,921
Total assets	$5,457,130	$5,047,586

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$6,046	$-
Securities loaned	202,343	-
Warehouse notes payable	360,440	257,969
Accrued compensation	432,733	383,407
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	634,998	384,822
Payables to related parties	40,988	30,475
Accounts payable, accrued and other liabilities	942,917	649,029
Long-term debt and collateralized borrowings	1,650,509	965,767
Notes payable to related parties	-	690,000
Total liabilities	4,270,974	3,361,469
Redeemable partnership interest	46,415	52,577
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 306,218 and 292,549 shares issued at December 31, 2017 and December 31, 2016, respectively; and 256,969 and 244,870 shares outstanding at December 31, 2017 and December 31, 2016, respectively	3,063	2,925
Class B common stock, par value $0.01 per share; 150,000 shares authorized; 34,848 shares issued and outstanding at December 31, 2017 and December 31, 2016, convertible into Class A common stock	348	348
Additional paid-in capital	1,763,371	1,662,615
Contingent Class A common stock	40,472	42,472
Treasury stock, at cost 49,249 and 47,679 shares of Class A common stock at December 31, 2017 and December 31, 2016, respectively	(303,873)	(288,743)
Retained deficit	(859,009)	(212,858)
Accumulated other comprehensive income (loss)	(10,486)	(23,199)
Total stockholders' equity	633,886	1,183,560
Noncontrolling interest in subsidiaries	505,855	449,980
Total equity	1,139,741	1,633,540
Total liabilities, redeemable partnership interest and equity	$5,457,130	$5,047,586

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues:
Commissions	$643,110	$520,374	$2,348,108	$1,985,667
Principal transactions	75,987	70,262	317,856	325,481
Total brokerage revenues	719,097	590,636	2,665,964	2,311,148

Gains from mortgage banking activities, net	41,736	54,378	205,999	193,387
Real estate management and other services	70,046	55,841	233,063	196,801
Servicing fees	29,712	25,472	110,441	87,671
Fees from related parties	8,338	6,484	28,467	25,570
Data, software and post-trade	14,372	12,949	54,557	54,309
Interest income	10,194	9,544	51,103	33,876
Other revenues	739	454	3,762	5,334
Total revenues	894,234	755,758	3,353,356	2,908,096

Expenses:
Compensation and employee benefits	578,051	426,458	2,016,180	1,733,207
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	124,752	60,264	286,628	192,934
Total compensation and employee benefits	702,803	486,722	2,302,808	1,926,141
Occupancy and equipment	52,230	50,255	205,332	203,947
Fees to related parties	12,639	8,683	29,028	24,143
Professional and consulting fees	28,592	17,176	97,639	67,208
Communications	33,372	30,735	131,188	125,592
Selling and promotion	33,403	24,989	114,906	100,602
Commissions and floor brokerage	12,770	10,505	44,086	38,515
Interest expense	32,826	17,595	102,504	71,365
Other expenses	50,300	28,138	198,562	144,213
Total non-compensation expenses	256,132	188,076	923,245	775,585
Total expenses	958,935	674,798	3,226,053	2,701,726

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	561	7,044
Gains (losses) on equity method investments	2,203	996	6,189	3,543
Other income (loss)	16	(979)	97,944	97,213
Total other income (losses), net	2,219	17	104,694	107,800

Income (loss) from operations before income taxes	(62,482)	80,977	231,997	314,170

Provision (benefit) for income taxes	95,184	14,614	150,268	60,332
Consolidated net income (loss)	$(157,666)	$66,363	$81,729	$253,838

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	(37,867)	21,924	30,254	68,816

Net income (loss) available to common stockholders	$(119,799)	$44,439	$51,475	$185,022

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$(119,799)	$44,439	$51,475	$185,022
Basic earnings (loss) per share	$(0.41)	$0.16	$0.18	$0.67
Basic weighted-average shares of common stock outstanding	290,871	279,833	287,378	277,073

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$(119,799)	$67,498	$75,256	$283,525
Fully diluted earnings (loss) per share	$(0.41)	$0.16	$0.17	$0.65
Fully diluted weighted-average shares of common stock outstanding	290,871	433,412	454,256	433,226

Dividends declared per share of common stock	$0.18	$0.16	$0.70	$0.62
Dividends declared and paid per share of common stock	$0.18	$0.16	$0.70	$0.62

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
GAAP income (loss) before income taxes	$(62,482)	$80,977	$231,997	$314,170
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(2,203)	(996)	(6,189)	(3,543)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	124,752	60,264	286,628	192,934
Nasdaq earn-out income (a)	23,837	18,032	(8,597)	849
Non-cash MSR income, net of amortization	(3,334)	(23,607)	(48,451)	(66,223)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	84,568	14,445	158,303	46,833
Total pre-tax adjustments	227,620	68,138	381,694	170,850

Pre-tax adjusted earnings	$165,138	$149,115	$613,691	$485,020

GAAP net income (loss) available to common stockholders	$(119,799)	$44,439	$51,475	$185,022
Allocation of net income (loss) to noncontrolling interest in subsidiaries	(40,994)	20,750	25,719	67,203
Total pre-tax adjustments (from above)	227,620	68,138	381,694	170,850
Income tax adjustment to reflect adjusted earnings taxes	95,370	(5,290)	85,359	(5,516)
Post-tax adjusted earnings	$162,197	$128,037	$544,247	$417,559
Per Share Data
GAAP fully diluted earnings per share	$(0.41)	$0.16	$0.17	$0.65
Less: Allocations of net income to limited partnership units and FPUs, net of tax	0.06	(0.01)	(0.00)	(0.05)
Total pre-tax adjustments (from above)	0.49	0.16	0.84	0.39
Income tax adjustment to reflect adjusted earnings taxes	0.21	(0.01)	0.19	(0.01)
Post-tax adjusted earnings per share (b)	$0.35	$0.30	$1.20	$0.98
Pre-tax adjusted earnings per share (b)	$0.36	$0.34	$1.35	$1.13
Fully diluted weighted-average shares of common stock outstanding	462,912	433,412	454,256	433,226
(a)

Adjusted earnings for Q4 2017 and Q4 2016 includes $23.8 million and $18.0 million, respectively, and FY 2017 and FY 2016 includes $(8.6) million and $0.8 million, respectively, of adjustments associated with the Nasdaq transaction. For Q4 2017 and Q4 2016 income (loss) related to the Nasdaq earn-out shares was $(1.8) million and $(0.8) million for GAAP and $22.1 million and $17.2 million for adjusted earnings, respectively. For FY 2017 and FY 2016 income (loss) related to the Nasdaq earn-out shares was $96.1 million and $78.7 million for GAAP and $87.5 million and $79.6 million for adjusted earnings, respectively.

(b)

On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016, which matured and were settled for cash and 6.9 thousand Class A common shares in Q3 2016.  The adjusted earnings per share calculations for FY 2016 included 8.6 million shares underlying these Notes.  The adjusted earnings per share calculations excluded the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016

Common stock outstanding	290,871	279,833	287,378	277,073
Limited partnership units	—	86,290	100,215	79,727
Cantor units	—	50,932	51,361	50,653
Founding partner units	—	14,078	13,474	14,563
4.50% Convertible debt shares (Matured July 15, 2016)	—	—	—	8,598
RSUs	—	573	521	452
Other	—	1,706	1,307	2,160

Fully diluted weighted-average share count for GAAP	290,871	433,412	454,256	433,226

Adjusted Earnings Adjustments:
Limited partnership units	105,336	—	—	—
Cantor units	51,888	—	—	—
Founding partner units	12,943	—	—	—
RSUs	679	—	—	—
Other	1,195	—	—	—

Fully diluted weighted-average share count for AE	462,912	433,412	454,256	433,226

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	December 31, 2017	December 31, 2016

Cash and cash equivalents	$634,333	$535,613
Reverse repurchase agreements	—	54,659
Securities owned	33,007	35,357
Marketable securities (1)	5,833	164,820
Total	$673,173	$790,449
(1)	As of December 31, 2017, $202.3 million of marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

FENICS PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
FENICS GAAP income before income taxes (1)	$24,974	$22,498	$110,083	$102,003

Pre-tax adjustments:
Grant of exchangeability to limited partnership units	479	649	2,258	3,452
Amortization of intangible assets	940	940	3,761	3,760
Total pre-tax adjustments	1,419	1,589	6,019	7,212

FENICS Pre-tax adjusted earnings	$26,393	$24,087	$116,102	$109,215
(1)	Includes market data, software and post-trade revenues along with intercompany revenues which are eliminated at the segment level upon consolidation.

BGC Partners, Inc.

Segment Disclosure – Q4 2017 vs Q4 2016

(in thousands)

(unaudited)

	Q4 2017				Q4 2016
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$421,672	$462,041	$10,521	$894,234	$359,301	$388,606	$7,851	$755,758
Total expenses	354,339	369,755	234,841	958,935	294,762	296,160	83,876	674,798
Total other income (losses), net	(1,118)	(636)	3,973	2,219	(838)	—	855	17

Income (loss) from operations before income taxes	$66,215	$91,650	$(220,347)	$(62,482)	$63,701	$92,446	$(75,170)	$80,977

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	—	—	(2,203)	(2,203)	—	—	(996)	(996)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	124,752	124,752	—	—	60,264	60,264

Nasdaq earn-out income (1)	4,171	19,666	—	23,837	18,032	—	—	18,032

Non-cash MSR income, net of amortization	—	(3,334)	—	(3,334)	—	(23,607)	—	(23,607)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	6,621	866	77,081	84,568	5,980	1,407	7,058	14,445

Total pre-tax adjustments	10,792	17,198	199,630	227,620	24,012	(22,200)	66,326	68,138

Pre-tax adjusted earnings	$77,007	$108,848	$(20,717)	$165,138	$87,713	$70,246	$(8,844)	$149,115
(1)

Financial Services' pre-tax adjusted earnings for Q4 2017 and Q4 2016 includes $4.2 million and $18.0 million, respectively, of adjustments associated with the Nasdaq transaction. For Q4 2017 and Q4 2016, Financial Services recognized income (loss) related to the Nasdaq earn-out shares of $(1.1) million and $(0.8) million for GAAP and $3.1 million and $17.2 million for adjusted earnings, respectively.  Real Estate Services' pre-tax adjusted earnings for Q4 2017 includes a $18.0 million adjustment associated with the Nasdaq transaction.  For Q4 2017, Real Estate Services recognized income (loss) related to the Nasdaq earn-out shares of $(0.6) million for GAAP and $19.0 million for adjusted earnings. The Real Estate Services segment did not recognize income related to the Nasdaq transaction for GAAP or AE prior to Q3 2017.

BGC Partners, Inc.

Segment Disclosure – FY 2017 vs FY 2016

(in thousands)

(unaudited)

	FY 2017				FY 2016
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,711,824	$1,601,420	$40,112	$3,353,356	$1,523,235	$1,353,720	$31,141	$2,908,096
Total expenses	1,398,264	1,301,503	526,286	3,226,053	1,275,397	1,099,196	327,133	2,701,726
Total other income (losses), net	19,727	76,332	8,635	104,694	78,701	—	29,099	107,800

Income (loss) from operations before income taxes	$333,287	$376,249	$(477,539)	$231,997	$326,539	$254,524	$(266,893)	$314,170

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	—	—	(6,189)	(6,189)	—	—	(3,543)	(3,543)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	286,628	286,628	—	—	192,934	192,934

Nasdaq earn-out income (1)	29,463	(38,060)	—	(8,597)	849	—	—	849

Non-cash MSR income, net of amortization	—	(48,451)	—	(48,451)	—	(66,223)	—	(66,223)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	26,320	4,538	127,445	158,303	24,384	4,384	18,065	46,833

Total pre-tax adjustments	55,783	(81,973)	407,884	381,694	25,233	(61,839)	207,456	170,850

Pre-tax adjusted earnings	$389,070	$294,276	$(69,655)	$613,691	$351,772	$192,685	$(59,437)	$485,020
(1)

Financial Services' pre-tax adjusted earnings for FY 2017 and FY 2016 includes $29.5 million and $0.8 million, respectively, of adjustments associated with the Nasdaq transaction. For FY 2017 and FY 2016, Financial Services recognized income (loss) related to the Nasdaq earn-out shares of $19.7 million and $78.7 million for GAAP and $49.2 million and $79.6 million for adjusted earnings, respectively. Real Estate Services' pre-tax adjusted earnings for FY 2017 includes a $(38.1) million adjustment associated with the Nasdaq transaction.  For FY 2017, Real Estate Services recognized income (loss) related to the Nasdaq earn-out shares of $76.3 million for GAAP and $38.3 million for adjusted earnings. The Real Estate Services segment did not recognize income related to the Nasdaq transaction for GAAP or AE prior to Q3 2017.

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT REVENUES TO NEWMARK GROUP, INC.

STAND-ALONE REVENUES

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016

BGC Real Estate segment revenues	462,041	388,606	1,601,420	1,353,720

Interest income (1)	(1,446)	(1,021)	(4,970)	(3,737)

Newmark Group, Inc. stand-alone revenues	460,595	387,585	1,596,450	1,349,983

(1)	This is not included as part of Total revenues in Newmark Group, Inc.’s stand-alone financial statements.

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016

BGC Real Estate segment income (loss) from operations before income taxes	91,650	92,446	376,249	254,524

BGC Corporate Items:
Interest income	226	2	984	75
Compensation and employee benefits	(13,905)	(2,054)	(38,276)	(18,912)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	(61,941)	(32,316)	(114,657)	(72,319)
Fees to related parties	(1,530)	(1,284)	(4,529)	(4,618)
Professional and consulting fees	(1,437)	(790)	(2,832)	(479)
Interest expense	(2,841)	(884)	(5,338)	(2,267)
Other expenses	—	(45)	(6,335)	(80)
Gains (losses) on equity method investments	616	—	1,561	—
Other income (loss)	(2,294)	(684)	(4,252)	15,279
Total BGC Corporate Items	(83,106)	(38,055)	(173,674)	(83,321)

Newmark Group, Inc. stand-alone income (loss) from operations before income taxes	8,544	54,391	202,575	171,203

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016

BGC Real Estate segment pre-tax adjusted earnings	108,848	70,246	294,276	192,685

BGC Corporate Items:
Interest income	226	2	984	75
Compensation and employee benefits	(551)	1,089	(2,222)	(768)
Fees to related parties	(1,530)	(1,284)	(4,529)	(4,618)
Professional fees	—	—	(154)	311
Interest expense	(2,841)	(884)	(5,338)	(2,267)
Other expenses	77	(39)	172	(259)
Gains (losses) on equity method investments	616	—	1,561	—
Other income (loss) (1)	(19,666)	—	38,060	—
Total BGC Corporate Items	(23,669)	(1,116)	28,534	(7,526)

Newmark Group, Inc. stand-alone pre-tax adjusted earnings	85,179	69,130	322,810	185,159

(1)

Consistent with Newmark's methodology of recognizing income related to the receipt of Nasdaq payments in the third quarter under GAAP, beginning from the first quarter of 2018, BGC will recognize the receipt of Nasdaq earn-out payments when earned in the third quarter for Adjusted Earnings instead of pro-rating over four quarters in its consolidated results. Other income (loss) includes an adjustment related to the Nasdaq payments of $(19.7) million and $38.1 million for Q4 2017 and FY 2017, respectively. The Real Estate Services segment did not recognize income related to the Nasdaq transaction for GAAP and AE prior to Q3 2017.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q4 2017	Q4 2016	FY 2017	FY 2016
GAAP Net income (loss) available to common stockholders	$(119,799)	$44,439	$51,475	$185,022

Add back:

Provision (benefit) for income taxes	95,184	14,614	150,268	60,332

Net income (loss) attributable to noncontrolling interest in subsidiaries	(37,867)	21,924	30,254	68,816

Employee loan amortization and reserves on employee loans	18,123	11,411	61,350	57,417

Interest expense (1)	28,318	15,054	82,231	59,887

Fixed asset depreciation and intangible asset amortization	21,139	18,483	82,341	76,606

Non-cash MSR income, net of amortization	(3,334)	(23,607)	(48,451)	(66,223)

Impairment of long-lived assets	4,858	646	13,358	4,393

Exchangeability charges (2)	123,733	48,674	235,620	141,392

(Gains) losses on equity investments	(2,203)	(996)	(6,189)	(3,543)

Adjusted EBITDA	$128,152	$150,642	$652,257	$584,099

Allocations of net income to limited partnership units and FPUs	1,019	11,590	51,008	51,542

Adjusted EBITDA before allocations to limited partnership units and FPUs	$129,171	$162,232	$703,265	$635,641
(1)

The Interest expense add back for Adjusted EBITDA excludes $4.5 million and $2.5 million for Q4 2017 and Q4 2016, respectively, and $20.3 million and $11.5 million for FY 2017 and FY 2016, respectively, of operating interest on Warehouse notes payable.

(2)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

							% Change	% Change	Value Change	% Change
	4Q16	3Q17	4Q17	FY2015	FY2016	FY2017	Q4'17 vs. Q4'16	Q4'17 vs. Q3'17	FY'17 vs. FY'16	FY'17 vs. FY'16
Notional Volume (in $US billions)
Fully Electronic Rates	1,535	1,746	1,746	4,873	5,577	7,130	13.8%	0.0%	1,553	27.9%
Fully Electronic FX	2,488	2,321	2,276	13,375	10,464	9,097	(8.5%)	(1.9%)	(1,366)	(13.1%)
Fully Electronic Credit	457	542	479	2,228	2,390	2,087	4.8%	(11.6%)	(303)	(12.7%)
Fully Electronic Equities & Other	2	1	1	13	11	11	(46.4%)	(16.2%)	0	3.2%
Total Fully Electronic Volume	4,482	4,609	4,503	20,488	18,441	18,326	0.5%	(2.3%)	(116)	(0.6%)

HYBRID
Total Hybrid Volume	50,956	61,866	63,728	169,469	205,750	240,815	25.1%	3.0%	35,065	17.0%
Total Hybrid & Fully Electronic Volume	55,438	66,475	68,230	189,957	224,191	259,141	23.1%	2.6%	34,950	15.6%

Transaction Count
Fully Electronic Rates	81,084	101,543	101,099	312,644	293,407	409,717	24.7%	(0.4%)	116,310	39.6%
Fully Electronic FX	2,410,459	2,070,551	2,067,842	12,402,190	9,907,142	8,221,363	(14.2%)	(0.1%)	(1,685,779)	(17.0%)
Fully Electronic Credit	76,240	58,721	57,280	192,896	290,621	258,452	(24.9%)	(2.5%)	(32,169)	(11.1%)
Fully Electronic Equities & Other	887	424	463	464	1,702	2,058	(47.8%)	9.2%	356	20.9%
Total Fully Electronic Transactions	2,568,670	2,231,239	2,226,684	12,908,194	10,492,872	8,891,590	(13.3%)	(0.2%)	(1,601,282)	(15.3%)

HYBRID
Total Hybrid Transactions	888,129	1,313,111	1,289,297	3,390,559	4,039,240	4,860,506	45.2%	(1.8%)	821,266	20.3%
Total Hybrid and Fully Electronic Transactions	3,456,799	3,544,350	3,515,981	16,298,753	14,532,112	13,752,096	1.7%	(0.8%)	(780,016)	(5.4%)

Trading Days	63	63	63	252	252	251

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason McGruder or Ujjal Basu Roy
+1 212-610-2426